HYDROSYS

INNOVATIVE WASSER-AUFBEREITUNG
WWW.HYDROSYS.DE

Hydrosystemtechnik GmbH . Gewerbepark 13 . 83052 Bruckmühl

Contractor/ Principal:
HydroDynex Inc.
230 Bethany Rd. #128
Burbank, CA 91504

Date: June 29, 2009

Purchase Extension Letter

Dear Mr. Edington,

In the light of recent events that have caused delays in business proceedings for your company, I hereby agree to extend the date at which an AO-System unit must be purchased from Hydrosys, according to our Licensing Agreement. The new due date will be August 31, 2009.

Kind Regards

[signature]

Dr. Meinolf Schöberl
Hydrosystemtechnik GmbH